Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 18th day of December, 2009 (the "Effective Date") by and between Urigen Pharmaceuticals, Inc., having an address at 27 Maiden Lane, Suite 595, San Francisco, California 94108 (hereinafter referred to as the “Company") and Oceana Therapeutics, Inc., having an address at 2035 Lincoln Highway, Suite 2150, Edison, New Jersey 08817 (hereinafter referred to as the "Consultant").

WHEREAS, the Company wishes to engage the Consultant to provide certain independent consulting services described herein and Consultant wishes to provide the aforementioned services in exchange for a right of first refusal for Consultant to license all indications of URG-101 that may get approved by FDA (the “Rights”) in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms and conditions set forth below.

1.           TERM

This Agreement shall commence on the Effective Date and continue for a period through a date that is 60 days after the phase II meeting with the FDA for the Company’s URG-101 (the “Term”), unless it is renewed or extended in writing for a period as may be agreed by the parties. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to the other party.

2.           SERVICES

Consultant agrees to provide to the Company the following services on a best effort basis: (A) assist in the development and preparation for a phase II meeting with the FDA in connection with URG-101; (B) accompany the Company to the FDA to assist and potentially participate in the actual phase II meeting at the FDA for URG-101; and (C) to further assist the Company as may be requested by the Company in connection with the development of URG-101. In addition, the Consultant agrees to pay all fees for consultants to the Company in connection with the phase II meeting with the FDA, including, but not limited to, Amie Franklin Ph.D. and William Schmidt Ph.D., provided, however, that such fees do not exceed $50,000 in total and are approved by Consultant in writing before they are incurred.

3.           CONSULTING FEE

Consultant shall receive certain Rights in connection with URG-101 as outlined above, in lieu of a monetary fee for its services rendered in connection herewith.

4.           INDEPENDENT CONTRACTOR

Consultant agrees and acknowledges that they are an independent contractor, all services to the Company shall be rendered by them on the aforesaid capacity and this Agreement does not create an employer-employee relationship between the Consultant and the Company whatsoever.

5.           CONFIDENTIALITY

Each party to this Agreement acknowledge that it will acquire information and materials from other party and such information and materials are and shall be treated as the trade secrets or confidential and proprietary information of such other party (collectively “Confidential Information”). However, Confidential Information shall not include information, which is or becomes part of the public domain or that a party to this Agreement regularly gives to third parties without restriction on use or disclosure.  Each party agrees to hold all Confidential Information in strict confidence, not to disclose it to any third party or use it in any manner, commercially or otherwise, except in performing the services described in this Agreement.

6.           WARRANTY

Except for any express warranties and representations state here, Consultant makes no warranties, express or implied and Consultant specifically disclaims any implied warranties of merchantability or fitness for a particular purpose.

7.           INDEMNITY

Company shall defend, indemnify and hold Consultant harmless from any loss or expense arising out of any claim, action, suit, or governmental proceeding relating to services performed.  This provision shall not apply to any loss or expense caused by Consultant’s gross negligence or willful misconduct.

Consultant shall defend, indemnify and hold Company, its officers, directors, employees and agents harmless from any and all claims, suits, actions, and proceedings, and related costs and expenses (including reasonable attorneys fees) for personal injury or property damage resulting from Consultant’s gross negligence or willful misconduct arising out of the performance of this Agreement.

8.           GENERAL PROVISIONS

(a) Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(d) Severability. If any provision of this Agreement should, for any reason, be held in violation of any applicable law, and so much of this Agreement be held unenforceable, then the invalidity of such a specific provision in this Agreement shall not be held to invalidate any other provisions in this Agreement, which other provisions shall remain in full force.

(e) Notices. All notices or other communications to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by Certified Mail, and addressed as follows:

The Company’s Address:
Urigen Pharmaceuticals, Inc.
27 Maiden Lane, Suite 595
San Francisco, CA 94108

Consultant’s Address:
Oceana Therapeutics, Inc.
2035 Lincoln Highway, Suite 2150
Edison, New Jersey 08817

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed, sealed and delivered in the presence of:

Urigen Pharmaceuticals, Inc.	Oceana Therapeutics, Inc.
/s/ William J. Garner	/s/ Steven Bosacki
Name: William J. Garner	Name: Steven Bosacki
Title: CEO	Title: SVP & General Counsel

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